Exhibit 99.1

Presentation

Operator

Good day, and thank you for standing by. Welcome to the Neuronetics Second Quarter 2024 Financial and Operating Results Conference Call. [Operator Instructions] Please be advised that today’s conference is being recorded.

I would now like to hand the conference over to Mark Klausner. Please go ahead.

Mark R. Klausner

Westwicke Partners, LLC

Good morning, and thank you for joining us for the Neuronetics Second Quarter 2024 Conference Call. Joining me on today’s call are Neuronetics President and Chief Executive Officer, Keith Sullivan; and Chief Financial Officer, Steve Furlong. Today’s call features a live webcast, which includes a slide presentation. There is a short delay between the audio over the phone and the slides being shown on the webcast. If you are listening over the phone, we would recommend downloading the slide presentation from our website and following along independently.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the proposed transaction with Greenbrook TMS, our business, strategy, financial and revenue guidance, and other operational issues and metrics. Actual results can differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with the company’s business.

For a discussion of risks and uncertainties associated with Neuronetics’ business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the company’s Form 10-Q, which will be filed later today, August 12. The company disclaims any obligation to update any forward-looking statements made during the course of this call, except as required by law.

During the call, we’ll also discuss certain information on a non-GAAP basis, including EBITDA. Management believes that non-GAAP financial information taken in conjunction with U.S. GAAP financial measures provide useful information for both management and investors by excluding certain noncash and other expenses that are not indicative of trends in our operating results. Management uses non-GAAP financial measures to compare our performance relative to forecast and strategic plans to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations between U.S. GAAP and non-GAAP results are presented in the tables accompanying our press release, which can be viewed on our website.

With that, it’s my pleasure to turn the call over to Neuronetics’ President and Chief Executive Officer, Keith Sullivan.

Keith J. Sullivan

President, CEO & Director

Mark, thanks for the introduction. Good morning, and thank you all for joining us today. I’ll begin by providing an overview of recent performance, followed by an operational update. Steve will then review our financial results, and I’ll conclude with the discussion of our merger with Greenbrook TMS.

I’d like to start by saying that our financial performance during the quarter was below our expectations, with revenue of $16.5 million which was down 7% year-over-year. The impact of Change Healthcare cybersecurity breach still lingers. Our utilization in our local consumables segment was up 18% and would have been higher had there not been the related bottlenecks impacting prior authorization caused by Change Healthcare.

Despite the positive underlying utilization trends, treatment session revenue was down 5% as our customers were forced to allocate cash to support their operations rather than purchasing new treatment sessions in line with historical patterns. This redevelopment of cash is a result of continued delays in payments from Change Healthcare. We believe that the negative headwinds from Change Healthcare are transient, and our revenue patterns will return to normal over the balance of the year.

Based on the trends we are seeing in motor threshold determinations and treatment session utilization, we continue to see strong utilizing underlying demand, and through the continued execution of our commercial strategy, we will drive sustainable long-term growth once we move past these macro challenges.

On the capital side of the business, as noted last quarter, our customers experienced challenging securing financing for capital equipment purchases. The process now takes weeks instead of days. We’ve addressed these headwinds head on by adjusting our NeuroStar Summit timing and engaging the financing companies earlier in the process. As a result of our actions, despite the continuation of high interest rates and increased diligence requirements, we were able to recognize revenue on 50

NeuroStar systems, which is at the high end of our quarterly guidance of 45 to 50 systems. This highlights the continued demand for NeuroStar and our ability to adjust our strategy to execute regardless of prevailing headwinds.

We continue to be bullish on the future of Neuronetics based on the results we are seeing from our Better Me program. In July, we fully launched the program nationwide after a tremendously successful pilot. Let me share with you some of the results.

Participating practices improved their 24-hour follow-up rates by 6.4x compared to nonparticipating providers. Through NeuroStar University, at which attendance is a requirement for customers to participate in the program, providers who received advanced clinical training, on average, treated 61% more patients in need. We’ve also significantly reduced the time from initial patient interest to first treatment, leading to a 3.7x more motor threshold determinations.

These improvements are making our life-changing NeuroStar treatment more accessible to millions of suffering patients from MDD, OCD and anxious depression. Despite these outstanding results, we believe there is still room for improvement. With the expansion of the BMP program, we now have a critical mass of participating customers within many of our key markets throughout the U.S. This increases our confidence that providers will respond in a timely manner to focused investments in growing patient awareness and education for NeuroStar.

So during the second half of this year, we will be piloting a TV advertising campaign in Tampa, Florida. This TV campaign will supplement our existing digital advertising campaigns that have proven to be highly effective. We chose Tampa because it has a high concentration of BMP accounts. And we are confident this group of providers will be representative of the other BMP accounts across the country. This campaign seeks to test the effectiveness of using TV as a medium to increase awareness of NeuroStar TMS and facilitates new patients to connect with BMP practices in a specific market. We held a kickoff event in Tampa earlier this month for our BMP providers and other customers wanting to get into the program. They came out of the event very excited to participate in this pilot as we seek to deliver even more value to BMP practices and help even more patients receive the life-changing benefits of NeuroStar.

Another highlight in the quarter was the launch of the NeuroStar TMS therapy for adolescents. Physicians are responding positively to this new option, recognizing the critical need for effective treatments in this age group. We’re seeing encouraging adoption rates and positive feedback from providers highlighted by over 425 adolescent patients having been treated since April.

With an estimated 4.3 million adolescents in the U.S. impacted by depression, many of whom are poorly served by the limited number of approved antidepressants, our FDA-cleared treatment for ages 15 to 21 represents a paradigm shift in addressing this growing mental health crisis.

Following our FDA clearance, we’ve made significant strides in expanding insurance coverage for adolescents ages 15 to 21. Major providers, including Blue Cross Blue Shield of Michigan, Cambia Health Solutions, Premera Blue Cross Blue Shield, California Medicaid, and Aetna, covering over 27.4 million lives nationwide combined, have updated their policies to include adolescents as young as 15. Our dedicated health policy team continues to advocate for further policy updates and providers — with providers and payers.

As the first and only TMS company with FDA clearance for adolescent treatment, we’re at the forefront of expanding access to this vital therapy for a particularly at-risk and underserved patient population. To highlight the benefits of NeuroStar can have on adolescent patients, I wanted to share a note we received from a patient who recently completed a course of treatment. And I quote, “I started TMS when I was 16.5. Before then, I felt hopeless. I have been on too many medications to count and none of them worked for my depression or anxiety. I had no hopes or dreams in life or for my future. My depression was so bad, I dropped out of high school, stopped socializing, lost friends and isolated myself.

At first, I was scared about starting TMS. I didn’t want to get my hopes up because nothing else had worked for my depression. It was hard at first. But over the span of a few weeks, I started to feel less anxious all the time and happier. It became easier to do the things I used to love. Towards the end of TMS, even other people started to notice how happy I was. I could finally laugh, make jokes and enjoy every moment. I am so much happier now, and I am making plans for my future and have real ambitions and goals in my life. TMS helped me truly realize that things can get better,” end quote.

It is because of patient results like this that we work so hard at NeuroStar to bring this therapy to patients suffering from mental health conditions.

I would now like to turn the call over to Steve to provide an update on our financial performance.

Stephen J. Furlong

Executive VP, CFO & Treasurer

Thank you, Keith. Unless otherwise noted, all performance comparisons are being made for the second quarter of 2025 — 2024 versus the second quarter of 2023. Total revenue was $16.5 million, a decrease of 7%, primarily impacted by lower treatment session revenue in the quarter. U.S. NeuroStar Advanced Therapy System revenue was $4 million. In the quarter, we recognized revenue on 50 systems, in line with our expectations. U.S. treatment session revenue was $11.7 million, a decrease of 5% year-over-year.

Revenue per active site was approximately $10,000 in the quarter, compared to approximately $11,400 in the prior year quarter, due to the unfavorable impacts on treatment session ordering patterns that Keith discussed. Gross margin was 74%, an increase of approximately 150 basis points from the second quarter of 2023 gross margin of 72.5%, due in part to the positive impact of our shift to a new contract manufacturer.

Operating expenses were $20.7 million, an increase of $600,000 or 3%, compared to $20.1 million in the second quarter of 2023. The slight increase was primarily due to expenses related to the expanded utilization of NeuroStar University. During the quarter, we incurred approximately $1.6 million of noncash stock-based compensation expense. Net loss for the quarter was $9.8 million or $0.33 per share, as compared to a net loss of $4.9 million or $0.17 per share in the prior year quarter.

During the second quarter of 2023, we benefited from a $3.6 million employee retention credit, which did not recur in 2024. EBITDA for the second quarter of 2024 was negative $8.0 million, as compared to the second quarter of 2023 EBITDA of negative $3.3 million, which similarly benefited from the ERC credit in 2023.

Turning to the balance sheet. As of June 30, 2024, cash and cash equivalents were $42.6 million. In late July, we entered into a new debt facility of up to $90 million with Perceptive Advisors, a leading health care investment fund. The agreement provided an initial tranche of $50 million at closing, with 2 additional tranches of $15 million and $25 million available upon meeting certain conditions. This new facility allowed us to pay off in full the existing SLR capital term loan, reducing our total debt and also providing additional financial flexibility. This additional funding is available to support Neuronetics’ ongoing investments in commercial initiatives, clinical indication expansion and efforts to drive adoption of NeuroStar. We continue to remain confident in our path to profitability, and we continue to expect to be cash flow positive in the fourth quarter of 2024.

Now turning to guidance. For the third quarter, we expect revenue of $18.5 million to $19.5 million. We continue to expect full year revenue in the range of $78 million to $80 million. Revenue guidance for the third quarter and full year assumes a return to normalized treatment session ordering patterns and customer inventory management during the back half of the year. We continue to expect total operating expenses for the full year to be in the range of $78 million to $80 million.

I would now like to turn the call back over to Keith.

Keith J. Sullivan

President, CEO & Director

Thanks, Steve. As mentioned in our press release earlier today, we are excited to announce that we have signed a definitive agreement to acquire Greenbrook TMS. If you have followed Neuronetics in the past, you will be aware that Greenbrook is the nation’s largest TMS provider and the largest user of NeuroStar systems. This acquisition brings together 2 of the leaders in the mental health industry, creating a unique vertically integrated company with a significant footprint to bring the benefits of cutting-edge mental health therapies to as many patients as possible.

Before diving into the transaction, we wanted to review the significant opportunities that exist for innovative solutions for the treatment of mental health conditions within the U.S. There are currently over 29 million patients, including adults and adolescents, who suffer from depression, anxious depression and OCD. Within that massive patient population, more than 4.4 million people are being treated with medication and are poorly served as they are not finding the relief they desperately seek. This represents a large opportunity for businesses like Neuronetics and Greenbrook as just a fraction of patients who qualify for TMS are currently being treated with nondrug alternatives.

Let me walk you through some key points of the transaction. Prior to the merger, all of Greenbrook’s existing long-term debt will be converted to Greenbrook TMS common shares. On a pro forma basis, Neuronetics shareholders will own approximately 57% of the combined entity, with Greenbrook owning the remaining 43%. Each share of Greenbrook is expected to convert into 0.01149 shares of Neuronetics common stock, subject to adjustment prior to closing.

Our existing Neuronetics management team will remain in their leadership roles, and key members of Greenbrook TMS management team, including Bill Leonard, Greenbrook’s President and Chief Executive Officer; Peter Willett, Greenbrook Chief Financial Officer; and Dr. Geoffrey Grammer, Greenbrook’s Chief Medical Officer, among others, will join the Neuronetics management team. The combined company will continue to operate as Neuronetics, Inc. and will maintain its listing on NASDAQ under the ticker symbol STIM.

As with any merger of this scale, the deal is subject to customary closing conditions. This includes approval by shareholders of both Neuronetics and Greenbrook TMS. We anticipate the closing to take place in the fourth quarter of 2024.

Now for an overview of Greenbrook TMS. They are the largest provider of TMS therapy in the United States, operating approximately 120 treatment centers across 18 states in the U.S. This extensive network allows them to reach a wide range of patients in need of mental health services in some of the country’s largest markets.

Greenbrook offers 3 distinct services for patients: med management, NeuroStar TMS therapy and SPRAVATO treatment. This comprehensive approach allows them to address various aspects of mental health care through a broad spectrum of the continuum of care. Greenbrook has been prolific in treating patients suffering from mental health disorders with over 47,000 patients having been treated, which speaks to the scale of their operation and the growing demand for these services.

We strongly believe that the combination of the nation’s leading developer of TMS technology and the nation’s largest provider of NeuroStar Therapy creates a single organization that will have the ability to advance the care of patients suffering from mental health disorders to levels not seen before in this industry.

First and foremost, this merger creates a vertically integrated organization capable of providing access to a broader array of mental health therapies, including med management, NeuroStar and SPRAVATO, with significant scale in the U.S. This integration allows us to optimize every step of the patient journey, from awareness to treatment which has a variety of downstream benefits.

In addition, it gives us the ability to drive increased awareness of NeuroStar therapy through a single unified brand. As it sits today, the market is relatively fragmented and highly focused on the reputations and capabilities of small businesses to educate patients on TMS and NeuroStar. This consolidated marketing approach will be more efficient and effective, reaching more patients who could benefit from this treatment. Specific to Greenbrook, this merger allows for consistent delivery of best practices across the nation’s leading TMS provider network. We can ensure that patients receive the highest quality care regardless of which treatment center they visit.

Importantly, this transaction provides a variety of positive benefits for our entire customer base, including increased brand recognition, the potential to improve customer business operations by providing centralized services, and the ability to expand training opportunities on how to incorporate additional patient offerings in addition to NeuroStar into their practices. I will cover each of these opportunities shortly.

From a financial perspective, this merger transforms the profile of the combined entity. With a significantly larger revenue base, increased resources and a diversified model, we will be able to take advantage of opportunities not available to either company independently. In addition, we see substantial opportunities to take advantage of cost synergies, which we will discuss in more detail shortly. Lastly, and crucially, this merger accelerates our path to profitability. The combined strength of our 2 companies puts us in a much stronger financial position and brings forward our time line for achieving substantial profitability.

In essence, this merger is about creating a stronger, more efficient and more effective organization that can better serve patients and NeuroStar providers alike. It positions us to be the clear leader in the TMS therapy space and sets the stage for significant growth and value creation in the years to come.

With approximately 1,200 NeuroStar sites across the U.S., we would not be pursuing this transaction if it would negatively impact our customers’ businesses. As a matter of fact, I’m enthusiastic about the scale of the new organization will provide the opportunity to deliver a variety of positive benefits across our entire customer base. Firstly, through new marketing under development, we will significantly increase brand recognition for NeuroStar. This enhanced visibility will help educate more patients about the benefits of our therapies, which we expect will drive increased patient volume to our customers’ practices.

What is unique about this transaction is that it gives us the ability to expand training opportunities for our current customers on additional services we will now have the expertise to help operationalize within their practices.

This training will be through NeuroStar University and hands-on partnership through our practice development managers. This includes comprehensive programs on how to effectively educate patients on medication management and SPRAVATO treatment alongside their existing TMS offering, and incorporate these into their practices. This approach can help our customers provide more comprehensive care and potentially increase their revenue while working with a trusted partner who is already intimately familiar with their operations.

With the ability to offer expanded care solutions to our customers, we can also provide a number of other solutions to improve their business operations. Number one, payer contracts. With the scale of Greenbrook and our BMP network, which collectively represents approximately 350 customer sites, we’ll have more leverage in negotiations with insurance companies to develop more favorable regional and national contracts, which we would extend to our customer base. This could lead to greater reimbursement rates, potential improvement in the economics of TMS, which would lead to increased practice profitability for our customers. In addition, this contracting leverage will apply to both Med Management and SPRAVATO, which makes it easier for our customers to incorporate these into their practices.

Number two, reimbursement processing and billing. We will also be able to offer more robust support in navigating the complex landscape of insurance reimbursement by providing billing services to our customers, which could speed up the payment processing and reduce denied claims, allowing our customers to focus on what they do best: treating patients.

Number three, improving revenue cycle management. By leveraging our combined expertise and resources, we can help our customers optimize their billing and collection process, potentially improving their cash flow and profitability. As an example, most current Greenbrook contracts require payment within 30 to 45 days rather than the typical 90 days that most customers are forced to tolerate.

Number four, access to a centralized call center. By leveraging Greenbrook’s existing call center operation, we can help manage patient calls and education more efficiently, potentially increasing conversion rates and reducing the administrative burden required to meet the demand for TMS. This merger isn’t about growing a stronger Neuronetics. It’s about creating an even more powerful ecosystem to enable our customers to provide better care, run more efficient practices, and ultimately treat more patients in need of mental health support.

Beyond the compelling strategic benefits this transaction offers to existing customers, there are compelling financial benefits for the combined company. Number one, increased revenue scale and strong growth trajectory. In fiscal year 2023, the pro forma revenue of the combined company would have been approximately $145 million, effectively doubling the scale of the stand-alone businesses. Additionally, the combined company expects mid-teen year-over-year revenue growth in fiscal years 2025 and 2026.

Number two, material cost synergies. Through the optimization of marketing spend as well as back-office functions, the combined company expects to be able to realize at least $15 million of annual cost savings, the majority of which will come in fiscal year 2025.

Number three, accelerated path to profitability. Coming as a result of strong expected revenue growth and the realization of cost synergies, the combined company anticipates to be both adjusted EBITDA positive and cash flow positive for full fiscal year 2025.

And lastly, a bolstered balance sheet. As a result of pre-transaction conversion of Greenbrook’s debt into common shares, in combination with the scale of the business post acquisition, the consolidated company will be able to leverage and improve balance sheet to execute on its long-term growth strategy.

I am really excited about what Neuronetics and Greenbrook can accomplish together. We will be able to amplify brand awareness and, with this unified approach, boost brand recognition, with the goal of making NeuroStar the household name for TMS therapy. What this means is that all the NeuroStar systems inside our customers’ practices will become even more recognizable to their patients, making it easier to treat patients in need.

We believe this transformative transaction brings together 2 of the leading mental health companies to create an organization with the ability to leverage its scale and capabilities to become the organization to provide innovative care solutions for practices looking to treat patients suffering from mental health conditions and ultimately deliver value to shareholders.

And with that, I would like to open the line for questions.

Question and Answer

Operator

Please stand by while we compile the Q&A roster. Our first question will come from the line of Margaret Andrew with William Blair.

Malgorzata Maria Kaczor Andrew

William Blair & Company L.L.C., Research Division

Hey. Good morning, everyone. Thanks for taking the questions. Maybe two for me, 1 on the acquisition and 1 on the Change Healthcare dynamics. Maybe I’ll start with Change Healthcare. I guess, can you provide us any additional metrics to support that this is, in fact, an isolated event and that other centers maybe that weren’t impacted by Change or continuing to grow. And then as we think about Q3 and going forward, when is that churn expected to happen, as it’s lingering maybe a little bit longer than certainly we expected, and maybe you as well?

Keith J. Sullivan

President, CEO & Director

Thanks, Margaret. This is Keith. So we — as you know, we look at metrics each week and in my staff call. And we can see the utilization as it continues to grow. We also can look at the inventory that each of our customers had. And so we are seeing positive trends in both of those and feel comfortable that Q3 we’ll hit the guidance that we have laid out.

So I think the information that we get on Change Healthcare is that they focus first on the pharmacy, then the hospitals, then large groups, and then private physicians. And our information is that they are working their way to the private physicians. And so we anticipate over the next few months, by the end of the year, we’ll be back to normal.

Malgorzata Maria Kaczor Andrew

William Blair & Company L.L.C., Research Division

Okay. And then as we think about the merger, I guess, why is this the right time versus waiting another year? So — and then as we think about capital allocation, opportunities between the two companies, will you continue to spend equally kind of on the core Neuronetics franchise, especially with kind of the move towards the adolescent opportunity? Are you going to keep building out or acquiring new clinics? I’m just trying to get a sense of what we expect from both a growth profile from the two franchises and then, like you said, capital allocation.

Keith J. Sullivan

President, CEO & Director

So I’ll take the Neuronetics side first. We will continue to sell capital equipment and expand our customer base. I believe that through the Neuronetics-Greenbrook TMS combination, we can now solve some of the problems that our customers have had all along. We’re able to teach them how to answer the phone, how to patient consult, how to do billing, how to get better reimbursement. But those teachings are ongoing and constantly being done over and over and over through our reimbursement policy team as well as our PDMs.

With the combination with Neuronetics and Greenbrook, we can actually help our accounts further by actually doing some of these things, doing billing for them, helping them answer their phones by offering the call center service. And it would be transparent to them, answering the phone as though it were their own office.

So I think we have evolved the business to the point where we have identified all the pain points in the industry that our customers experience on a daily basis, and now we have — can not only teach them how to solve those problems, but for those who want further help, we can do it for them.

Malgorzata Maria Kaczor Andrew

William Blair & Company L.L.C., Research Division

Okay. And the capital allocation part on behalf of Greenbrook?

Stephen J. Furlong

Executive VP, CFO & Treasurer

Hi Margaret, it’s Steve. I think the critical answer to why do it now was really Greenbrook’s lenders’ willingness to convert their roughly $140 million in debt to common shares. Obviously, with our debt load of just $50 million now, supporting the combined companies, it’s really a financial game changer for us. And so obviously, the debt to revenue ratio is much stronger. And with Perceptive, we do have the ability for additional tranches, if necessary. But again, from my perspective, it was really that variable which turned the tables and really changed our minds to do this now as opposed to waiting another year or another two.

Keith J. Sullivan

President, CEO & Director

So Margaret, our initial focus with Greenbrook, and this has been the discussion with Bill Leonard and his team, is to expand utilization in each one of their existing centers. So at this point, there isn’t a plan to build additional brick-and-mortar or to buy other sites. It’s really to be able to take them from where they are today and get their current stores and systems up to full utilization.

Operator

Our next question will come from the line of Adam Maeder with Piper Sandler.

Adam Carl Maeder

Piper Sandler & Co., Research Division

Hi, Keith and Steve. Thanks for taking the questions and congrats on the Greenbrook merger. Just one quick one for me, I guess, to start, would be, are you able to quantify the impact in the quarter from the Change Healthcare cybersecurity issue?

Stephen J. Furlong

Executive VP, CFO & Treasurer

I mean, yeah, it was pretty much all of the miss. So we would say in that $2 million range. Adam, what we saw is, during the quarter, our utilization across all of our customer segments was up nicely, high double-digit teens to low 20% year-over-year. What we found is, with the cash flow issues our customers had, where they would traditionally place a medium to large size order at quarter-end to support the next quarter’s patient flow, is there was a purchasing pattern change where they held off and really just worked through some of the inventory that they had on the TrakStar and really, I would say, depleted what would be their normal inventory levels. And so that really impacted revenue.

But to my earlier point, the utilization is still up significantly year-over-year. And so that’s why we left the year-end guidance alone. The patients are still there. They may have been slowed down a little bit with the prior auths. But from what we’re hearing from our customers, the queue is full and, ultimately, the historic purchasing patterns will come back into play.

Adam Carl Maeder

Piper Sandler & Co., Research Division

That’s helpful, Steve. And a good kind of segue into the next question, which is I just wanted to ask a little bit more about the guidance on the back half outlook. And I guess if I heard Keith’s comments earlier to Margaret’s question, as it relates to the Q3 guidance, it sounds like you’re pretty comfortable with the $18.5 million to $19.5 million outlook that you provided. And that’s informed on kind of what you’ve seen thus far 6 weeks into the quarter. Just wanted to, I guess, ensure that I’m thinking about that correctly.

And then as it relates to Q4, the implied guide there is a pretty steep ramp. It’s a sizable number, so I’m just — even with normalized trends. So just wondering if there’s anything that’s contemplated there for adolescents, residual revenue contribution from Greenbrook. Just help us get a little bit more comfortable with the outlook for Q3 and Q4. And then I have one follow-up.

Stephen J. Furlong

Executive VP, CFO & Treasurer

Yes. I would say, Adam, that we’re very comfortable with Q3. And there is a balance between the Q3 expectation and what’s implied for Q4. We didn’t want to get ahead of ourselves with the Q3 number. But again, I would say we’re very comfortable with that. One key data point for us is collections. And we did see a pretty good rebound the last couple of weeks of June. My collection team was able to bring in an impressive amount of money. And then July was our highest collection month since 2023 in the fourth quarter.

And so that gives us some confidence that our customers are getting their claims reimbursed and they do have cash coming into their business. So would I have liked to throw up a $20 million Q3 and then a little less on Q4? Yes. But given that there’s still time left in the quarter, I think where we said it makes sense. And again, our comfort level is pretty strong.

Adam Carl Maeder

Piper Sandler & Co., Research Division

And if I could squeeze in just one more, guys, just on Greenbrook. The deal obviously makes sense strategically, but was hoping you could maybe speak a little bit more about some of the deal synergies that you referenced, both the mid-teens revenue growth that you expect for the combined entity in ‘25 and ‘26, that’s an acceleration versus stand-alone Neuronetics. So would love to hear a little bit more about that. And then just anything on the cost synergies that you’d like to touch on as well.

Stephen J. Furlong

Executive VP, CFO & Treasurer

Thanks, Adam. Yes, this was a key point with our Board of Directors. It’s no surprise that both companies were losing money. But the $15 million that we stated is really the initial take on the synergies between the two companies. We have the obvious ones, the G&A, vendor spend, systems. There’ll be some synergies in marketing spend will become much more efficient under one leader. And so as we work through the integration the next couple of months, we’ll have that ability. And then many of us have been through these integrations before, so it’s very important that on day one you have your plan in place and you take swift action to ensure that those synergies are realized as quickly as possible.

So we’re confident in the early assessment that the teams have completed that we’ll be able to get there. And again, the conversion of debt is one thing. That was a great load off the combined entity. But really, you have to take cost out. And if you don’t, it’s usually the death of putting companies together. So our Board made it very clear what they’re looking for as we exit ‘24 into ‘25. And the management team understands our goal is it’s not $15 million. That’s probably closer to the 2025 target. But again, we’re about 3 weeks past our LOI. So we’ll have some time in Q3 and Q4, and then hit the ground running upon close of the transaction.

Operator

Our next question will come from the line of Bill Plovanic with Canaccord.

John Edward Young

Canaccord Genuity Corp., Research Division

This is John on for Bill this morning. Just first on the guidance, I’ll touch there that may move us to the merger. But starting on the guidance, too. First, are you extending receivables for customers? And also, are you expecting a bolus just given the expected wind-down of inventory, Steve, as you were just mentioning? And is that bolus more reflected that in the big Q4 implied guidance? Or are you just expecting just a return to normal seasonal reordering patterns and these customers will carry a lower level of inventory going forward?

Stephen J. Furlong

Executive VP, CFO & Treasurer

So we track inventory by site. And we were comfortable with the inventory levels prior to the Change Healthcare breach. And so we do think customers will ultimately revert back to that level. Again, they really do stock up in advance of the next quarter. And so we do see that happening. As far as receivables, again, it’s all of our customers that were impacted. So it’s not like underperforming customers are having trouble paying us. Customers weren’t getting reimbursed. And so you can only push so hard. We have great relationship with all of our customers. So we’re never threatening in nature. You have to be respectful and work with them.

And we totally understand the predicament they’re in. And so we are at their mercy. And again, having such a strong collection month in July, I think, indicates there’s always a willingness to pay for what they purchased. But if you don’t have any money in, there’s not a whole lot either one of us can do. And so again, like I told Adam, we are expecting a good rebound in Q3. And then, yes, hopefully, a return to those normal inventories in the fourth quarter, which is why we kept the full year guidance where it was at.

John Edward Young

Canaccord Genuity Corp., Research Division

Great. And maybe for Keith too, I know this question has been asked a couple of different ways already, but maybe just another way to ask it. Just it’s nice to see both the revenue and the cost synergies that are being assumed in the pro forma forecast here. But any additional color on that revenue growth that we should expect, the mid-teens you’re growing to? And maybe just any color on what does the starting point at the end of 2024 look like for the combined companies?

Keith J. Sullivan

President, CEO & Director

So John, the combined company for 2025, well, I’m not sure we would — we want to give out guidance for that yet. But we are anticipating a 15% — mid-teens, but 15% growth between the two companies for next year. That growth is going to come from opening up additional opportunities for SPRAVATO and the balance of the Greenbrook accounts and by having marketing synergies that would be more efficient and generate more patients under one brand name instead of two. So I think that we’re pretty comfortable that we’re going to get be able to drive greater business within the Greenbrook stores. And we also mentioned that we would provide uniform training across all of those stores so that they get a uniform experience.

Operator

Our last question will come from the line of Danny Stauder with Citizens JMP.

Daniel Walker Stauder

JMP Securities LLC, Research Division

Yes. Great. So just first on Greenbrook. You gave some great color on the benefits there, including marketing, payer contracts as well as those to the financials. But I guess just more on a high level, could you give us some broad strokes on what we should be thinking about as far as a road map here? What’s the immediate focus? What’s Phase I look like? What does Phase II look like? Any sense about pecking order would — as you begin your integration would be great.

Stephen J. Furlong

Executive VP, CFO & Treasurer

Yes. Danny, it’s Steve. Again, the teams, I guess, in total, really haven’t had a lot of time to converse about the integration plan and what the priorities will be. It was done at a high level between the leadership teams of both companies. Our first priority is getting to that $15 million synergy number. Again, we want to be cash flow positive in 2025. And we also want to hit the ground running as soon as the deal closes. After that, it’s really increasing the efficiency in utilization in the 120 or so Greenbrook stores.

We’ve seen the impact of our NeuroStar University training and education efforts on the Greenbrook stores that were part of the BMP pilot program back earlier in the year. And so we know that our trainings, when applied across the board to all the stores, will have a pretty significant impact on utilization and revenue.

And again, with the revised capital structure of the companies, it will enable to — enable for Greenbrook to continue with their SPRAVATO rollout, which to date has been very impressive. So cost synergies will be the top priority. Second will be the revenue synergies. And then again, it’s going to be the continued expansion of the BMP program. We still only — well, not only, but we have 300 sites in the program now, and the goal continues to be to roll that out and make sure the customers that aren’t in it realize the benefits behind being part of the program. Our partners in the BMP are just wildly successful and have really increased their utilization and overall business performance. And so I think it’s those 3 priorities that will really create a successful company post integration or post close.

Keith J. Sullivan

President, CEO & Director

Danny, on the commercial front, I mentioned that the expansion of SPRAVATO into the balance of the stores at Greenbrook is a key priority. But there are also some good learnings that we have on both sales organizations. Greenbrook has done an excellent job of generating awareness within primary care and physicians’ offices that treat patients with depression but aren’t willing or aren’t interested in getting into the TMS treatment themselves. And they’ve been able to educate those offices and the patients and then have them sent to the Greenbrook sites.

We have that opportunity for our current customers also. So we will have learnings from the Greenbrook team on how we can educate our PDMs into doing the same thing for our existing customers. And it turns out to be not only a great source of patients that are looking for help, but they are also the patients that have the highest conversion rate within the Greenbrook system. So I think from a commercial standpoint with Bill and with Sara Grubbs and her team, this is a huge opportunity for us to drive greater growth.

Daniel Walker Stauder

JMP Securities LLC, Research Division

No, that’s great. I appreciate all that extra color and commentary. Just 1 follow-up for me, just in terms of average revenue per active site, stepped down a little bit in the quarter. But obviously, that’s due to some of that Change Healthcare disruption. Could you just remind us on what you feel is your sustainable long-term level here, excluding some of these headwinds? What’s the level that you think about as far as just a normalized level here per se?

Stephen J. Furlong

Executive VP, CFO & Treasurer

I mean our goal is to get all of our customers NeuroStars to capacity. So that would be roughly 7 to 8 patients per day. And so from a CFO perspective, I would like to see revenue per site $15,000 to $17,000 a quarter. Again, we’re seeing those types of levels with our BMP partners. So am I 100% confident we’ll get there. No? But I do think there’s a lot of runway going from $10,000 to even $15,000, that is very possible. And again, that’s going to be our focus in 2025 is to help our BMP customers and also the 120 Greenbrook stores really increase their utilization.

Operator

That concludes today’s question-and-answer session. I’d like to turn the call back to Keith Sullivan for closing remarks.

Keith J. Sullivan

President, CEO & Director

Thank you, operator, and thank you, everybody, for joining us today. We look forward to updating you on the progress during our next quarterly call.

Operator

This concludes today’s conference call. Thank you for participating. You may now disconnect.